EXHIBIT 5

                               [Exxon Letterhead]


                                                                April 5, 1999

Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D. C.  20549

Ladies and Gentlemen:

     As General Counsel of Exxon Corporation, a New Jersey corporation ("Exxon"), I am familiar with its Restated Certificate of Incorporation and By-laws, as amended to date. I have examined its corporate proceedings in connection with the preparation and filing under the Securities Act of 1933, as amended (the "Securities Act"), of a registration statement on Form S-4 of even date herewith (the "Registration Statement"), covering shares (the "Shares") of Exxon's common stock, no par value, to be issued in connection with the merger of Mobil Corporation ("Mobil") and Lion Acquisition Subsidiary Corporation, a wholly-owned subsidiary of Exxon, pursuant to the terms of the Agreement and Plan of Merger dated as of December 1, 1998, among Exxon, Mobil, and Lion Acquisition Subsidiary Corporation (the "Merger Agreement").

     I have also examined originals or copies, certified or otherwise authenticated to my satisfaction, of all such documents and records and conducted such other investigations of fact and law as I have deemed necessary as a basis for this opinion. As to certain questions of fact, I have relied upon statements of officers of Exxon and others.

     In rendering this opinion I have assumed that prior to the issuance of any of the Shares (i) the Registration Statement, as then amended, will have become effective under the Securities Act, (ii) the shareholders of Exxon will have approved the Merger Agreement and the issuance of the Shares, (iii) the shareholders of Mobil will have approved and adopted the Merger Agreement, and
(iv) the transactions contemplated by the Merger Agreement are consummated.

     On the basis of the foregoing, I am of the opinion that the Shares, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, will be duly authorized, validly issued, fully paid, and non-assessable.

     This opinion relates solely to the federal laws of the United States and the corporate law of the State of New Jersey.

     I consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, I consent to the reference to me under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus constituting a part of the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

                                                Very truly yours,

                                                /s/ Charles W. Matthews

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